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Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  Hach Company and Subsidiaries
     Registration on Form S-8

We are aware that our report dated February 16, 1995 on our review of interim financial information of Hach Company and Subsidiaries for the three-month and nine-month periods ended January 28, 1995, and included in the Company's quarterly report on Form 10-Q for the quarter then ended, is incorporated by reference into the registration statement of Hach Company and Subsidiaries on Form S-8 (Registration No. 33-39019). Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Section 7 and 11 of that Act.





COOPERS & LYBRAND L.L.P.



Denver, Colorado
February 16, 1995

















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